Exhibit 99.2
                                                                    ------------

                                    AGREEMENT

     This AGREEMENT (the "Agreement") is made and entered into as of November 10, 2006, by and between Nabi Biopharmaceuticals, a Delaware corporation ("Nabi"), Jason Aryeh ("Aryeh") and JALAA Equities, LP (together with Aryeh, "JALAA").

                                    RECITALS

     WHEREAS, Third Point LLC, a Delaware limited liability company ("Third Point") intends to solicit written consents from Nabi's stockholders (the "Solicitation") to (i) remove a majority of the members of Nabi's board of directors (the "Board") and (ii) request that the Board fill the resulting vacancies on the Board with nominees selected by Third Point, including Aryeh; and

     WHEREAS, concurrently with the execution of this Agreement, Nabi and Third Point are entering into a Settlement Agreement (the "Settlement Agreement"), providing, among other things, that Aryeh will be appointed to the Board;

     NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.
                                   AGREEMENTS

     Section 1.1. Termination of Solicitation; Voting Agreement. (a) From the date hereof through the completion of the annual meeting of stockholders of Nabi to be held in 2007 (the "2007 Annual Meeting"), neither JALAA nor any of its Affiliates will, directly or indirectly, solicit proxies or consents for the voting of any voting or other securities of Nabi or otherwise become a "participant," directly or indirectly, in any "solicitation" of "proxies" or consents to vote, or become a "participant" in any "election contest" involving Nabi or Nabi's securities (all terms used herein and defined in Regulation 14A under the Exchange Act of 1934, as amended (the "Exchange Act") having the meanings assigned to them therein), (ii) seek to advise or influence any person with respect to the voting of any securities of Nabi, (iii) initiate, propose or otherwise "solicit" Nabi stockholders for the approval of shareholder proposals,
(iv) otherwise communicate with Nabi's stockholders or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act, (v) otherwise engage in any course of conduct with the purpose of causing stockholders of Nabi to vote contrary to the recommendation of the Board on any matter presented to Nabi's stockholders for their vote or challenging the policies of Nabi or (vi) otherwise act, directly or indirectly, alone or in concert with others, to seek to control or influence the management, the Board, policies or affairs of Nabi, other than through the Third Point nominees to the Board (the "Third Point Nominees"). For purposes of this Agreement, "Affiliate" means, with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first person and any employees, officers and partners of JALAA.

     (b) Until the completion of the 2007 Annual Meeting,


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          (i) at each meeting of stockholders of Nabi held for the purpose of electing any member of the Board, JALAA shall, and shall cause its Affiliates to, cause all voting securities of Nabi beneficially owned by each of them to be present at such meeting for purposes of establishing a quorum and to be voted
(x) for the nominees recommended by the Board (provided such nominees include the Third Point Nominees), (y) on all other proposals of the Board and any proposals by other stockholders of Nabi not covered by clause (z) below, as JALAA determines is appropriate, and (z) in accordance with the recommendation of the Board on any proposals of any other stockholder of Nabi who is also proposing one or more nominees for election as director in opposition to the nominees of the Board at any such meeting. No later than five business days prior to each such meeting of stockholders, JALAA shall, and shall cause each of its Affiliates to, vote in accordance with this Section 1.1(b). JALAA shall not, and shall cause each of its Affiliates not to, revoke or change any vote in connection with any such meeting of stockholders unless such revocation or change is required or permitted in accordance with the first sentence of this
Section 1.1(b); and

          (ii) JALAA shall not, and shall cause its Affiliates not to, execute any written consent to approve any proposal by any other stockholder of Nabi (including a proposal for the removal and/or election of new members of the Board) that has not been recommended by the Board.

                                   ARTICLE II.
                            MISCELLANEOUS PROVISIONS

     Section 2.1. Representations and Warranties.

     (a) Each of the parties hereto represents and warrants to the other party that:

          (i) such party has all requisite authority and power to execute and deliver this Agreement and to consummate the transactions contemplated hereby,

          (ii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required action on the part of such party and no other proceedings on the part of such party are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby,

          (iii) the Agreement has been duly and validly executed and delivered by such party and constitutes the valid and binding obligation of such party enforceable against such party in accordance with their respective terms, and

          (iv) this Agreement will not result in a violation of any terms or provisions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.


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     (b) The parties hereto acknowledge, warrant and represent that they have carefully read this Agreement, understand it, have consulted with and received the advice of counsel regarding this Agreement, agree with its terms, are duly authorized to execute it and freely, voluntarily and knowingly execute it.

     Section 2.2. General.

     (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and the respective successors, personal representatives and assigns of the parties hereto.

     (b) This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemplated arrangements and understandings with respect thereto.

     (c) This Agreement may be signed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same Agreement.

     (d) All notices and other communications required or permitted hereunder shall be effective upon receipt and shall be in writing and may be delivered in person, by telecopy, electronic mail, express delivery service or U.S. mail, in which event it may be mailed by first-class, certified or registered, postage prepaid, addressed to the party to be notified at the respective addresses set forth below, or at such other addresses which may hereinafter be designated in writing:

     If to Nabi:

          Nabi Biopharmaceuticals
          5800 Park of Commerce Boulevard, N.W.
          Boca Raton, FL  33487
          Attention: Thomas H. McLain
          Fax No.: (561) 989-5801

     with a copy to:

          Gibson, Dunn & Crutcher LLP
          200 Park Avenue
          New York, New York 10166
          Attention: Steven R. Shoemate
                     Eduardo Gallardo
          Fax No.: (212) 351-4035

          and

          Nutter, McClennen & Fish LLP
          World Trade Center West
          155 Seaport Boulevard


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          Boston, Massachusetts 02210
          Attention: James E. Dawson
          Fax No.: (617) 310-9623

     If to JALAA:

          JALAA Equities, LP
          34 Sumner Road
          Greenwich CT 06831
          Attention: Jason Aryeh
          Fax No.:  203-618-9218

     (e) This Agreement and the legal relations hereunder between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed therein, without giving effect to the principles of conflicts of law thereof.

     (f) Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement.

     (g) It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person, therefore, shall be entitled to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and, if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

     (h) Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

     (i) Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America, in each case located in the County of New Castle, for any action, proceeding or investigation in any court or before any governmental authority arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, proceeding or investigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by registered mail to its respective address set forth in this Agreement shall be effective service of process for any action, proceeding or investigation brought against it in any such court. Each of the parties hereto hereby irrevocably


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and unconditionally waives any objection to the laying of venue of any action, proceeding or investigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware or the United States of America, in each case located in the County of New Castle, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, proceeding or investigation brought in any such court has been brought in an inconvenient forum.

     (j) Aryeh and JALAA Equities, LP shall be jointly and severally liable with respect to all their respective covenants under this Agreement.

                  [Remainder of page intentionally left blank.]


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     IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the day and year first written above.



                                   NABI BIOPHARMACEUTICALS



                                   By: /s/ Thomas H. McLain
                                       -----------------------------------------
                                       Name:   Thomas H. McLain
                                       Title:  Chairman, Chief Executive Officer
                                                  and President


                                   JALAA EQUITIES, LP



                                   By: /s/ Jason Aryeh
                                       -----------------------------------------
                                       Name:   Jason Aryeh
                                       Title:  General Partner




                                   /s/ Jason Aryeh
                                   ---------------------------------------------
                                   JASON ARYEH


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